Exhibit 99.1

FOR:	Jarden Corporation

CONTACT:	Paul J. Warburg
Vice President, Finance
914-967-9400

Investor Relations: Erica Pettit
Press: Evan Goetz/ Melissa Kahaly
FD
212-850-5600

FOR IMMEDIATE RELEASE

JARDEN REPORTS FIRST QUARTER 2010 RESULTS

Net Sales Increase 4% to $1.19 Billion

Segment Earnings Increase 11% to a Record First Quarter of $101 Million

RYE, N.Y., April 29, 2010 — Jarden Corporation (NYSE: JAH) today reported its financial results for the quarter ended March 31, 2010.

For the quarter ended March 31, 2010, net sales increased 4% to $1.19 billion compared to $1.14 billion for the same period in the previous year. For the quarter ended March 31, 2010, the Company recorded a net loss of $59 million, or ($0.66) per share, compared to net income of $8.9 million, or $0.12 per diluted share, for the same period in 2009, due primarily to one-time, non-cash charges of $21.5 million associated with the devaluation of the Venezuelan Bolívar on January 8, 2010 and an additional $56.6 million resulting from new accounting guidance from the Securities and Exchange Commission (“SEC”) addressing Venezuela’s hyperinflationary status. On a non-GAAP basis, adjusted net income for the first quarter was $22.2 million, or $0.25 per diluted share, compared to $18.4 million, or $0.24 per diluted share, for the same period in 2009.

Please see the schedule accompanying this release for a reconciliation of non-GAAP segment earnings, adjusted net income and adjusted diluted earnings per share to the comparable GAAP measures.

“The first quarter of 2010 has continued the positive sales momentum the business demonstrated at the end of 2009, as each operating segment of our company produced solid organic growth and improved profitability,” said Martin E. Franklin, Chairman and Chief Executive Officer of Jarden Corporation. “The strong sales growth reflects the market share gains we achieved over the past year, as consumers continue to seek out well-recognized brands that offer strong value propositions. We believe the scale of our global operating platform enabled us to proactively manage the inflationary cost environment that resurfaced in the quarter, led by increases in ocean freight costs and petroleum based materials. While less volatile than in the last several years, we believe commodity cost increases will continue throughout 2010 and we will seek to manage this headwind just as we have in the past through disciplined supply chain controls, sophisticated hedge and forward buy programs, productivity improvements and pricing.”

Mr. Franklin continued, “While it is still early in the year, we remain optimistic that the organic sales growth and gross margin improvement we have delivered thus far in 2010 will continue as we enter the seasonally more significant quarters for our business. New products and innovation will remain the foundation of both top line growth and margin expansion, and we were proud to highlight a number of these new products at our analyst and investor day held in March. At the same time, we are excited to be able to actively pursue operating and revenue synergies with the recently completed Mapa Spontex acquisition, which is folding seamlessly into Jarden Branded Consumables since the transaction closed at the beginning of April.”

Jarden Corporation was recently ranked #406 on Fortune Magazine’s Fortune 500 annual listing of America’s largest corporations. Jarden rose 36 positions on the list this year, up from #442 in 2009, and has risen 86 positions since its inaugural inclusion in this prestigious ranking in 2008.

The Company will be holding a conference call at 4:45 p.m. (EDT) today, April 29, 2010, to further discuss its first quarter results. To listen to the call by telephone, please dial 888-204-4517 (domestic) or 913-312-0713 (international) and enter passcode 4669728. The call will be simultaneously webcast at www.jarden.com. Supplemental information can be found in the Investor Relations section of the Company’s website. A replay of the call will be available shortly after completion at the following numbers for three weeks: 888-203-1112 (domestic) or 719-457-0820 (international) and passcode 4669728. A replay of the webcast will also be available at www.jarden.com shortly after the completion of the live webcast.

Jarden Corporation is a leading provider of niche consumer products. Jarden operates in three primary business segments through a number of well recognized brands, including: Outdoor Solutions: Abu Garcia®, Berkley®, Campingaz® and Coleman®, Fenwick®, Gulp! ®, K2®, Marker®, Marmot®, Mitchell®, Penn®, Rawlings®, Shakespeare®, Stearns®, Stren®, Trilene®, Völkl ®, and Zoot®; Consumer Solutions: Bionaire®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain®; and Branded Consumables: Ball®, Bee®, Bicycle®, Billy Boy®, Crawford®, Diamond®, Dicon®, Fiona®, First Alert®, First Essentials®, Forster®, Hoyle®, Kerr®, Lehigh®, Leslie-Locke®, Lillo®, Loew Cornell®, Mapa®, NUK®, Pine Mountain®, Spontex® and Tigex®. Headquartered in Rye, N.Y., Jarden has over 25,000 employees worldwide. For more information, please visit www.jarden.com.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s adjusted earnings per share, repurchase of shares of common stock from time to time under the Company’s stock repurchase program, the outlook for the Company’s markets and the demand for its products, estimated sales, segment earnings, earnings per share, cash flows from operations, free cash flow, future revenues and gross, operating and EBITDA margin improvement requirement and expansion, organic growth, the success of new product introductions, growth in costs and expenses, the impact of commodities and transportation costs, and the impact of acquisitions, divestitures, restructurings, and other unusual items, including Jarden’s ability to integrate and obtain the anticipated results and synergies from its consummated acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

JARDEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except earnings per share)

	Quarters ended
	March 31, 2010			March 31, 2009
	As Reported (GAAP)	Adjustments (1)(2)	Adjusted (non-GAAP) (1)(2)	As Reported (GAAP)	Adjustments (1)(2)	Adjusted (non-GAAP) (1)(2)
Net sales	$1,189.1	$—	$1,189.1	$1,138.9	$—	$1,138.9

Cost of sales	880.0	—	880.0	846.6	—	846.6

Gross profit	309.1	—	309.1	292.3	—	292.3
Selling, general and administrative expenses	337.8	(103.6)	234.2	228.4	(3.9)	224.5
Reorganization and acquisition-related integration costs, net	—	—	—	12.2	(9.4)	2.8

Operating earnings (loss)	(28.7)	103.6	74.9	51.7	13.3	65.0
Interest expense, net	40.2	—	40.2	36.2	—	36.2

Income (loss) before taxes	(68.9)	103.6	34.7	15.5	13.3	28.8
Income tax provision (benefit)	(9.9)	22.4	12.5	6.6	3.8	10.4

Net income (loss)	$(59.0)	$81.2	$22.2	$8.9	$9.5	$18.4

Earnings (loss) per share:
Basic	$(0.66)		$0.25	$0.12		$0.24
Diluted	$(0.66)		$0.25	$0.12		$0.24
Weighted average shares outstanding:
Basic	89.3		89.3	75.3		75.3
Diluted	89.3		90.1	75.9		75.9

See Notes to Earnings Release attached

JARDEN CORPORATION

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in millions)

	March 31, 2010	March 31, 2009	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$951.0	$267.0	$827.4
Accounts receivable, net	870.5	876.5	851.3
Inventories	1,066.8	1,121.9	974.1
Deferred taxes on income	185.7	157.2	153.2
Prepaid expenses and other current assets	122.9	115.4	182.0

Total current assets	3,196.9	2,538.0	2,988.0

Property, plant and equipment, net	486.9	498.6	505.7
Goodwill	1,518.3	1,491.4	1,518.4
Intangible assets, net	922.1	934.5	926.8
Other assets	93.4	76.3	84.7

Total assets	$6,217.6	$5,538.8	$6,023.6

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt and current portion of long-term debt	$401.4	$331.6	$520.3
Accounts payable	456.4	373.5	390.7
Accrued salaries, wages and employee benefits	111.4	119.2	162.3
Taxes on income	20.5	14.3	26.6
Other current liabilities	396.1	323.2	384.6

Total current liabilities	1,385.8	1,161.8	1,484.5

Long-term debt	2,492.4	2,434.4	2,145.9
Deferred taxes on income	302.0	234.4	300.9
Other non-current liabilities	332.2	328.5	325.5

Total liabilities	4,512.4	4,159.1	4,256.8

Total stockholders’ equity	1,705.2	1,379.7	1,766.8

Total liabilities and stockholders’ equity	$6,217.6	$5,538.8	$6,023.6

See Notes to Earnings Release attached

JARDEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in millions)

	Quarters ended
	March 31, 2010	March 31, 2009
Cash flows from operating activities:
Net income (loss)	$(59.0)	$8.9
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	30.9	30.4
Venezuela hyperinflationary and devaluation charges	78.1	—
Other non-cash items	(17.6)	1.9
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(24.0)	4.1
Inventory	(106.1)	51.3
Accounts payable	71.6	(50.0)
Other current assets and liabilities	(48.8)	(45.2)

Net cash (used in) provided by operating activities	(74.9)	1.4

Cash flows from financing activities:
Net change in short-term debt	9.6	(95.7)
Proceeds from issuance of senior debt	486.1	—
Payments on long-term debt	(252.7)	(4.3)
Proceeds from the issuance of stock, net of transaction fees	4.4	—
Repurchase of common stock and shares tendered for taxes	(7.1)	(0.5)
Debt issuance costs	(12.6)	—
Dividends paid	(6.7)	—

Net cash provided by (used in) financing activities	221.0	(100.5)

Cash flows from investing activities:
Additions to property, plant and equipment	(14.8)	(21.1)
Acquisition of businesses, net of cash acquired and earnout payments	(4.5)	(3.7)
Other	10.0	—

Net cash used in investing activities	(9.3)	(24.8)

Effect of exchange rate changes on cash and cash equivalents	(13.2)	(1.9)

Net increase (decrease) in cash and cash equivalents	123.6	(125.8)
Cash and cash equivalents at beginning of period	827.4	392.8

Cash and cash equivalents at end of period	$951.0	$267.0

See Notes to Earnings Release attached

JARDEN CORPORATION

NET SALES AND OPERATING EARNINGS BY SEGMENT (Unaudited)

(in millions)

	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Intercompany Eliminations (a)	Total Operating Segments	Corporate/ Unallocated	Consolidated
Quarter ended March 31, 2010
Net sales	$614.2	$337.4	$169.0	$81.7	$(13.2)	$1,189.1	$—	$1,189.1

Segment earnings (loss)	$55.8	$46.1	$16.9	$8.5	$—	$127.3	$(25.9)	$101.4

Adjustments to reconcile to reported operating earnings(loss):
Transaction costs	—	—	—	—	—	—	(21.1)	(21.1)
Venezuela hyperinflationary and devaluation charges	—	—	—	—	—	—	(78.1)	(78.1)
Depreciation and amortization	(15.9)	(6.9)	(5.0)	(2.9)	—	(30.7)	(0.2)	(30.9)

Operating earnings (loss)	$39.9	$39.2	$11.9	$5.6	$—	$96.6	$(125.3)	$(28.7)

	Outdoor Solutions	Consumer Solutions (b)	Branded Consumables	Process Solutions	Intercompany Eliminations (a)	Total Operating Segments	Corporate/ Unallocated	Consolidated
Quarter ended March 31, 2009
Net sales	$591.3	$335.9	$159.2	$66.5	$(14.0)	$1,138.9	$—	$1,138.9

Segment earnings (loss)	$51.9	$38.8	$14.9	$6.8	$—	$112.4	$(20.9)	$91.5

Adjustments to reconcile to reported operating earnings(loss):
Reorganization and acquisition-related integration costs, net	(9.4)	—	—	—	—	(9.4)	—	(9.4)
Depreciation and amortization	(15.9)	(6.8)	(4.7)	(2.8)	—	(30.2)	(0.2)	(30.4)

Operating earnings (loss)	$26.6	$32.0	$10.2	$4.0	$—	$72.8	$(21.1)	$51.7

(a)	Intersegment sales are recorded at cost plus an agreed-upon intercompany profit on intersegment sales.
(b)	For the quarter ended March 31, 2009, segment earnings for the Consumer Solutions segment included $2.8 million of reorganization costs.

Jarden Corporation

Notes to Earnings Release

Note 1: Adjustments relate to items that are excluded from the “As Reported” results to arrive at the “Adjusted” results for the quarters ended March 31, 2010 and 2009. For the quarter ended March 31, 2010, adjustments to net income consist of a $21.5 million one-time, non-cash charge associated with the devaluation of the Venezuelan Bolívar and an additional $56.6 million one-time, non-cash charge related to changing the functional currency of the Company’s Venezuela subsidiary from Bolívar to the U.S. dollar in accordance with recent guidance from the SEC; $21.1 million of transaction costs primarily associated with the Mapa Spontex acquisition; and $4.4 million of amortization of acquired intangible assets. Also, included in the adjustments to net income for the quarter ended March 31, 2010 is the tax provision adjustment of $22.4 million which reflects the normalization of the adjusted results to the Company’s estimated 36% effective tax rate.

For the quarter ended March 31, 2009, adjustments to net income consist of $9.4 million of reorganization and acquisition-related integration costs and $3.9 million of amortization of acquired intangible assets. Also, included in the adjustments to net loss for the quarter ended March 31, 2009 is the tax provision adjustment of $3.8 million which reflects the normalization of the adjusted results to the Company’s estimated 36% effective tax rate.

Note 2: This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. Additionally, the Company uses non-GAAP financial measures because the Company’s credit agreement provides for certain adjustments in calculations used for determining whether the Company is in compliance with certain credit agreement covenants, including, but not limited to, adjustments relating to non-cash purchase accounting adjustments, non-cash impairment charge of goodwill and other intangibles, certain reorganization and acquisition-related integration costs, transaction costs, non-cash Venezuela hyperinflationary and devaluation charges, non-cash stock-based compensation costs and loss on early extinguishment of debt. These non-GAAP measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.

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